UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, DC 20549

                             ____________

                              FORM 8-K/A

                            CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 30, 1998


                               MOOG INC.
______________________________________________________________________
        (Exact name of registrant as specified in its charter)


   New York                     1-5129         16-0757636
(State or other jurisdiction   (Commission     (IRS Employer
 of incorporation)              File Number)    Identification No.)


   East Aurora, New York                              14052
  (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code: (716) 652-2000



                                 NONE
______________________________________________________________________
         (Former name, former address and former fiscal year,
                     if changed since last report)

Item 7. Financial Statements, Pro Forma Condensed Combined Financial Information and Exhibits.

     The following financial statements and pro forma condensed combined financial information are filed as a part of this report.

                    (a)  Financial Statements of Raytheon Aircraft
                         Montek Company

                         (i)  Audited Financial Statements for the
                              years ended December 31, 1997 and 1996

                        (ii)  Unaudited Financial Statements for the
                              nine months ended September 30, 1998 and
                              1997

                    (b)  Pro Forma Condensed Combined Financial
                         Statements of Moog Inc., Raytheon Aircraft
                         Montek Company, Hydrolux SARL, Moog-Hydrolux
                         Hydraulic Systems, Inc. and Microset Srl.

                         (i)  Pro Forma Condensed Combined Statement
                              of Earnings for the year ended
                              September 26, 1998

                        (ii)  Pro Forma Condensed Combined Balance
                              Sheet as of September 26, 1998

                       (iii)  Notes to Pro Forma Condensed Combined
                              Financial Statements.

                    (c)  Exhibits

                         (23) Consent of PricewaterhouseCoopers LLP

                   RAYTHEON AIRCRAFT MONTEK COMPANY
                         FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                   REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Raytheon Company:

In our opinion, the accompanying balance sheets and the related statements of income, parent company investment and cash flows present fairly, in all material respects, the financial position of Raytheon Aircraft Montek Company (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






Boston, Massachusetts
November 6, 1998

                   RAYTHEON AIRCRAFT MONTEK COMPANY

                            BALANCE SHEETS

                      December 31, 1997 and 1996
                            (in thousands)


                    ASSETS                  1997         1996

Current assets:
  Cash                                    $     14     $     23
  Accounts receivable, net                   6,647        9,600
  Inventory, net                            19,034       17,672
  Prepaid expenses and other
   current assets                                4           20
  Receivables from affiliates                1,013          447
  Notes receivable                             181          -
  Deferred tax assets                          -          1,283
                                          ________     ________
     Total current assets                   26,893       29,045
                                          ________     ________

  Property, plant and equipment, net        25,105       25,096
  Intangible assets, net                    61,318       63,010
  Long-term receivables                        110          921
                                          ________     ________
     Total assets                         $113,426     $118,072
                                          ========     ========


     LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
  Bank overdraft                             1,179          805
  Accounts payable                           2,314        1,642
  Accrued salaries and wages                   832        1,053
  Accrued expenses                           4,773        5,600
                                          ________     ________
     Total current liabilities               9,098        9,100
                                          ________     ________
  Long-term tax liabilities                    418         -

Commitments and contingencies
 (see footnotes 7 and 12)

Parent company investment                  103,910      108,972
                                          ________     ________
                                          $113,426     $118,072
                                          ========     ========

The accompanying notes are an integral part of the financial statements.

                   RAYTHEON AIRCRAFT MONTEK COMPANY

                      STATEMENTS OF INCOME (LOSS)

            for the years ended December 31, 1997 and 1996
                            (in thousands)

                                              1997      1996

Net external sales                           $79,384   $57,613
Net sales to affiliates                        1,063     1,047
                                            ________   ________
     Total revenue                            80,447    58,660
                                            ________   ________

Cost of external sales                        51,659    41,916
Cost of affiliated sales                       2,084     2,477
                                            ________   ________

     Gross profit                             26,704    14,267
                                            ________   ________
Research and development                       5,402     4,289
Selling, general and administrative            7,792    10,749
                                            ________   ________

Operating profit (loss)                       13,510      (771)
                                            ________   ________
Other expense (income)                           (13)      340
Intercompany interest                          3,870     1,779
                                            ________   ________
Income (loss) before taxes                     9,653    (2,890)
                                            ________   ________
Provision (benefit) for
 income taxes                                  4,090      (588)
                                            ________   ________
Net income (loss)                           $  5,563   $(2,302)
                                            ========   ========


The accompanying notes are an integral part of the financial statements.

                   RAYTHEON AIRCRAFT MONTEK COMPANY

                STATEMENTS OF PARENT COMPANY INVESTMENT

            for the years ended December 31, 1997 and 1996
                            (in thousands)

                                              1997       1996

Parent company investment, beginning
 of year                                   $108,972    $ 96,932
                                           ________    ________

Net income (loss)                             5,563      (2,302)
Net transfers (to)/from parent              (10,625)     14,342
                                           ________    ________
Parent company investment, end of year     $103,910    $108,972
                                           ========    ========






























The accompanying notes are an integral part of the financial statements.

                   RAYTHEON AIRCRAFT MONTEK COMPANY

                       STATEMENTS OF CASH FLOWS

            for the years ended December 31, 1997 and 1996
                            (in thousands)

                                                1997       1996
Cash flows from operating activities:
  Net income (loss)                          $  5,563  $  (2,302)
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Depreciation and amortization              3,782      3,611
     Loss on disposal of property,
      plant and equipment                          39        285
     Provision for bad debts                      (53)       450
     Net provision for long term contracts     (2,024)     7,975
     Deferred income taxes                      1,701       (741)
     Changes in assets and liabilities:
       Accounts receivable                      3,006     (1,714)
       Inventory                                  662    (10,251)
       Prepaid expenses and other
        current assets                             16        265
       Receivables from affiliates               (566)      (304)
       Notes receivable                          (181)        -
       Deferred receivable                        811        829
       Bank overdraft                             374     (1,109)
       Accounts payable                           672       (151)
       Accrued expenses                        (1,048)    (3,828)
                                             ________  _________
        Net cash provided by
         operating activities                  12,754     (6,985)
                                             ________  _________
Investing activities:
  Additions to property, plant and
   equipment                                   (2,138)    (7,866)
                                             _________ __________
        Net cash (used in)
         investing activities                  (2,138)    (7,866)
                                             _________ __________
Financing activities:
  Transfers (to) from parent                  (10,625)    14,342
                                             _________ __________
        Net cash (used in)
         financing activities                 (10,625)    14,342

                                             _________ __________
Decrease in cash                                   (9)      (509)
Cash at beginning of year                          23        532
                                             _________ __________
Cash at end of year                          $     14  $      23
                                             ========= ==========

The accompanying notes are an integral part of the financial statements.

                   RAYTHEON AIRCRAFT MONTEK COMPANY

                        (dollars in thousands)


1.   Background and Basis of Presentation:

     Raytheon Aircraft Montek Company (the "Company"), a wholly-owned subsidiary of Raytheon Company ("Raytheon"), is an international developer and producer of aircraft control systems in the world's commercial, military, and business aircraft aerospace markets as well as several industrial markets. Montek has five business lines: Aircraft Flight Controls, Missile Control Systems, Servovalves (Atchley Controls), Solenoids (SR Solenoids) and actuation systems for petroleum exploration industry (Seismic Source).

     On October 20, 1998, Raytheon entered into a purchase and sale agreement for the sale of the Company to Moog Inc. (the "Buyer"). These financial statements present the Company's results of operations and its financial condition as it operated as a subsidiary of Raytheon from July 1, 1996 through December 31, 1997 and as a division of E-Systems, Inc. (a wholly-owned subsidiary of Raytheon) from April 28, 1995 through June 30, 1996, including certain adjustments necessary for a fair presentation of the business. The financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

2.   Summary of Significant Accounting Policies:

     Use of Estimates

     The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates include reserves for contract losses, warranties and uncollectible accounts receivable. Actual results could differ from those estimates.

     Inventories

     Work-in-process inventories primarily relate to long-term contracts and are stated at actual production cost which includes direct manufacturing and engineering costs and applicable overhead reduced by amounts identified with revenues recognized on units delivered or with progress completed. Such inventories are further reduced by contract loss reserves which are established when a current contract estimate indicates a loss.

     Raw material inventories are stated at the lower of cost (first-in, first out) or market.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation provisions are based on the following estimated useful lives: buildings and improvements 25 to 39 years and furniture, fixtures, and equipment 3 to 16 years. Leasehold improvements are depreciated over the lesser of the remaining life of the lease or the estimated useful life of the improvement. Expenditures for renewals and betterments are capitalized while maintenance and repairs are charged to operations in the period incurred. When assets are retired or otherwise disposed, the assets and related allowances for depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income.

     Goodwill

     Goodwill represents an allocation of the excess of Raytheon's acquisition costs over the fair value of the net assets of the E-Systems, Inc. business acquired in April, 1995. It is being amortized using the straight-line method over its estimated useful life of 40 years. The Company evaluates the recoverability of goodwill based on undiscounted future cash flows. No impairments of goodwill have been recorded as a result of these evaluations.

     Revenue Recognition

     Sales primarily relate to long-term contracts and are recognized as deliveries are made. A small percentage of sales are recognized when development contract milestones are reached. Expected profits or losses on long-term contracts are based on management estimates of total costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which the revisions are made. Losses on contracts are recorded in full as they are identified. Provision is made for estimated warranties that range from one to five years at the time of sale.

     Research and Development

     Independent research and development expenditures are expensed as incurred.

     Income Taxes

     Historically, the Company's operations have been included in the consolidated income tax returns filed by Raytheon. Income tax expense in the Company's statement of operations is calculated on a separate tax return basis as if the Company had operated as a stand alone entity. The provision for income taxes is calculated in accordance with Statement of Financial Accounting Standards
     (SFAS) No. 109, "Accounting for Income Taxes," which requires the recognition of deferred income taxes using the liability method.

     Accounting for Stock - Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and has provided pro forma disclosures of net income as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

     Fair Value of Financial Instruments

     The fair values of financial instruments, including accounts receivable, other current assets, accounts payable and accrued expenses, approximate their respective book values.

     Concentration of Credit Risk

     In the normal course of business, the Company provides credit terms to its customers, including contracts involving the U.S. Government, which do not require collateral or other security. Accordingly, the Company performs ongoing credit evaluations of its non-U.S. Government customers and maintains allowances for possible losses. Two customers individually accounted for more than 10 percent of trade and long-term accounts receivable; one customer for 12.3 percent and 14.8 percent at December 31, 1997 and 1996, respectively, and the other for 16.9 percent and 12.9 percent at December 31, 1997 and 1996, respectively. Two customers individually accounted for more than 10 percent of net sales; one customer for 37.5 percent and 29.6 percent for the years ended December 31, 1997 and 1996, respectively, and the other for 11.2 percent for the year ended December 31, 1997.

     Because the Company is engaged in supplying defense-related equipment to the U.S. Government, it is subject to certain business risks specific to that industry. Sales to the U.S. Government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. As a result of the Balanced Budget and Emergency Deficit Reduction Control Act, the federal deficit and changing world order conditions, Department of Defense (DOD) budgets have been subject to increasing pressure resulting in an uncertainty as to the future effects of DOD budget cuts.

     Parent Company Investment

     The Parent Company Investment amount includes Raytheon's investment in the Company and intercompany debt. At December 31, 1997 and 1996, the Company had long term funded balances from Raytheon of $55,302 and $59,622, respectively. Interest expense related to Raytheon's long-term financing is included in the statements of income. Interest expense associated with Raytheon's general corporate debt has not been allocated to the Company's financial statements.

     The Company participates in several benefit plans of Raytheon (see Note 12). Certain of Raytheon's costs have been allocated to the Company, primarily related to central services, taxes, legal expenses and risk management. Management believes these allocations are reasonable. Raytheon provides certain supplemental services to the Company related primarily to tax, general legal, audit and human resources which are not deemed to be material and have been excluded from these financial statements.

     All cash receipts and disbursements and intercompany charges related to the Company's operations are charged or credited to Parent Company Investment.

3.   Accounts Receivable, Net:

     Accounts receivable, net, consist of the following:

                                               December 31,
                                             1997       1996

       Accounts receivable                   $ 7,080   $10,086
       Allowance for doubtful accounts          (433)     (486)
                                             ________  ________
                                             $ 6,647   $ 9,600
                                             ========  ========

     Accounts receivable principally relate to long-term contracts. Amounts billed under retainage provisions of contracts are not significant, and amounts not collectible within one year are disclosed separately as long-term receivables.

4.   Inventories, Net:

     Inventories, net, are comprised of the following:

                                               December 31,
                                             1997       1996

     Work-in-process                         $21,531   $23,724
     Loss contract reserves                   (1,817)   (3,669)
     Progress billings                          (912)   (2,586)
     Raw materials                               232       203
                                             ________  ________
     Total                                   $19,034   $17,672
                                             ========  ========

5.   Property, Plant and Equipment, Net:

     Property, plant and equipment, net, are comprised of the following:

                                               December 31,
                                             1997       1996

     Land                                    $ 1,290   $ 1,290
     Buildings and improvements               22,033    21,689
     Furniture, fixtures, and equipment       15,029    14,990
     Construction-in-process                   1,818       414
                                             ________  ________
                                              40,170    38,383
                                             ________  ________
     Less accumulated depreciation
      and amortization                       (15,065)  (13,287)
                                             ________  ________

     Property, plant and equipment, net      $25,105   $25,096
                                             ========  ========

     Depreciation expense totaled $2,090 and $1,925 for the years ended December 31, 1997 and 1996.

6.   Intangible Assets, Net:

     Intangible assets, net, is comprised of the following:

                                               December 31,
                                             1997       1996

     Goodwill                                $65,607   $65,607
     Other                                       331       331
     Accumulated amortization                 (4,620)   (2,928)
                                             ________  ________
                                             $61,318   $63,010
                                             ========  ========

7.   Lease Commitments and Obligations:

     The Company leased its office and manufacturing facility for a portion of 1996 and purchased this facility on August 22, 1996. The Company also leases certain computer and manufacturing equipment under operating leases.

     The following summarizes future minimum lease payments required under operating leases:

          1998                                    $176
          1999                                     124
          2000                                     177
          2001                                      -
          2002                                      -
          Thereafter                                -
                                                  ____
                                                  $477

                                                  ====

     Total rent expense incurred by the Company under non-cancelable operating leases for the years ended December 31, 1997 and 1996 was $67 and $369, respectively.

8.   Federal Income Taxes:

     The Company's financial statements reflect a charge for federal and state income taxes based on income as if the Company had been subject to income tax on a separate return basis. The charge was computed in accordance with SFAS No. 109 and the charge is based on the current tax rates.

                                               December 31,
                                             1997       1996

     Current income tax expense (benefit):
       Federal                               $ 1,190   $  (684)
       State                                     185      (106)
                                             ________  ________
                                               1,375      (790)
                                             ________  ________
     Deferred income tax expense (benefit):
       Federal                                 2,351       175
       State                                     364        27
                                             ________  ________
          Net provision (benefit)            $ 4,090   $  (588)
                                             ========  ========

     The provision for income taxes for 1997 and 1996 differs from the U.S. statutory rate due to the following:

                                               December 31,
                                             1997       1996

     Tax at statutory rate                   $ 3,282   $  (982)
     Non deductible goodwill amortization        574       574
     FSC benefit                                (140)     (140)
     State income tax net of federal
       tax benefit                               374       (40)
                                             ________  ________

          Net provision (benefit)            $ 4,090   $  (588)
                                             ========  ========

     Current income tax expense amounts are included as a transfer to Raytheon in the parent company investment account. The effect of temporary differences which give rise to deferred income tax balances are as follows:

                                               December 31,
                                             1997       1996
     Current deferred tax assets:
       Non deductible reserves               $ 1,019   $ 2,531

     Noncurrent deferred tax liabilities:
       Depreciation                           (1,437)   (1,248)
                                             ________  ________
          Net deferred tax (liability) asset $  (418)  $ 1,283
                                             ========  ========

9.   Employee Stock Plans:

     As a wholly-owned subsidiary of Raytheon, the Company has no separate employee stock option plan, however certain employees of the Company participate in Raytheon's stock option plans specifically the 1995 Stock Option Plan which provides for the grant of both incentive and nonqualified options at an exercise price which is 100% of the fair market value on the date of grant. The plans provide that all stock options may be exercised in their entirety 12 months after the date of grant. Incentive stock options terminate 10 years from the date of grant and become exercisable to a maximum of $100,000 per year. Nonqualified stock options expire 10 years from the date of grant.

     The following stock option information relates to options granted to the employees of the Company under Raytheon's stock option plans. Shares exercisable at the corresponding weighted average price at December 31, 1997 and 1996, respectively, were 21,300 at $46.17 and 9,400 at $39.03. Information for 1997 and 1996
     follows:


                                                    Weighted
                                   Number of      Average Price
                                    Options         Per Share

Outstanding at December 31, 1995     14,600          $39.03
Granted                              12,400           51.85
Exercised                            (5,200)          39.03
Canceled                               (500)          52.56
                                     _______

Outstanding at December 31, 1996     21,300           46.17
                                     _______

Granted                              33,600           51.69
Exercised                               -               -
Canceled                               (900)          51.69
                                     _______
Outstanding at December 31, 1997      54,000         $49.51
                                     =======         ======

     Raytheon adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123) "Accounting for Stock Based Compensation," as of December 31, 1997 and 1996 and accordingly, no compensation has been recognized for the stock option plans. Had compensation cost for the stock options awarded to the Company been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net income (loss) for the years ended December 31, 1997 and 1996 would have been $5,437 and $(2,374), respectively.

     The weighted-average fair value of each option granted in 1997 and 1996, respectively, was estimated at $9.95 and $10.57 on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging from 5% to 7.5 %; expected life of 4 years; expected volatility of 15%; expected dividend yield of 6%; and assumed annual forfeiture rate of 5%.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.
     The following table summarizes information about stock options outstanding at December 31, 1997:

               Options Outstanding           Options Exercisable
          _____________________________ ___________________________________
                            Weighted
            Shares           Average    Weighted     Shares
Exercise  Outstanding      Contractual   Average   Exercisable
 Price   at December 31,   Remaining    Exercise  at December 31,  Weighted
 Range       1997             Life       Price         1997        Average
________ _______________   ___________  ________  _______________  ________
 $39.03       9,400            7.5      $39.03         9,400       $39.03
$48.12 to
$51.69       44,600            9.2      $51.73        11,900       $54.02
             ______                                   ______
  Total      54,000                                   21,300
             ======                                   ======

10.  Employee Benefit Plans:

     Eligible employees of the Company may participate in two defined benefit plans sponsored by Raytheon or Raytheon entities, the E-Systems, Inc. Salaried Retirement Plan and the E-Systems, Inc. Medical Welfare Benefits Plan.
     Employees must be employed at least one year, have at least 1,000 hours of service, and be at least 21 years of age. These plans cover the majority of employees who have reached normal retirement age while working for the Company.
     Pension and other benefits are generally based on an employees compensation and years of service and participants are fully vested upon completion of five years of service. Retiree health plan costs paid by this plan are provided to retirees, eligible dependents and beneficiaries while retiree life insurance covers the retiree only. The total expense allocated to the Company for these plans was $2,143 and $1,753 for 1997 and 1996, respectively.

     The employees of the Company with more than six months of service participate in a defined benefit plan sponsored by a Raytheon entity, the E-Systems, Inc. Long-Term Disability Income Plan. This plan is a contributory welfare plan and covers active employees who voluntarily elect to contribute and participate.

     Substantially all employees are immediately eligible to participate in the E-Systems, Inc. Employee Savings Plan, sponsored by a Raytheon entity. Under the terms of the Plan, covered employees are allowed to contribute up to 18 percent of their pay, subject to IRS guidelines. A matching contribution of 50 percent of the employee's contribution, up to a maximum of 3 percent of an employee's eligible base pay is made by the Company. The Company's discretionary contributions are approximately one and one half percent of an employee's eligible base pay, subject to IRS guidelines. Total expense for this plan was $524 and $558 for 1997 and 1996, respectively.

     Employee benefit plan charges to the Company are based primarily on head count and eligible payroll. Management believes these allocation methods are reasonable.

11.  Related Party Transactions:

     Included in the accompanying balance sheet are accounts receivable amounts of $1,013 and $447 as of December 31, 1997 and 1996, respectively, due from other Raytheon entities.

     For the years ended December 31, 1997 and 1996, the Company transacted sales and purchases with other Raytheon entities that were related parties. The total amounts of these net sales and related costs of sales are stated separately in the accompanying statement of income.

     The Company obtained financing for its operations from Raytheon and at December 31, 1997 and 1996, the Company had long term funded balances from Raytheon of $55,302 and $62,987, respectively. Related interest expense of $3,870 and $1,779 for the years ended December 31, 1997 and 1996, respectively, is recorded on the accompanying statement of income.

     The Company has paid product liability premiums to a Raytheon entity of $397 for the year ended December 31, 1997, the amount of which is included in the accompanying income statement. Also included in the income statement are certain immaterial transactions, including labor for Raytheon related projects recorded at cost, between the Company and various Raytheon entities.

     On December 17, 1997, Raytheon, HE Holdings, Inc., a wholly-owned subsidiary of Hughes Electronics Corporation (Hughes), and General Motors Corporation (GM) who is the parent of Hughes, entered into various agreements pursuant to which the defense business of Hughes (the Defense Business) was spun off to holders of GM's Class H common stock, followed immediately by the tax-free merger of the Defense Business with Raytheon. As a result of this transaction, the Defense Business became a related party to Montek. The amount of revenue related to the Defense Business recognized during the period from December 17, 1997 through December 31, 1997, and therefore included in the accompanying income statement, is immaterial.

12.  Commitments and Contingencies:

     The Company is responsible for post-remediation monitoring costs related to prior storage tank remediation performed. The Company has included the present value of future post-remediation costs as an accrued liability in the accompanying balance sheet at December 31, 1997 and 1996 in accordance with application of the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities."

13.  Subsequent Events:

     Effective January 1, 1998, the Company transferred the related net assets including an allocation of goodwill of the Navigation Landing Systems (NLS) product line to another Raytheon entity. The total assets and parent company investment transferred were both approximately $11,000. The net loss for the NLS business at December 31, 1997 was approximately $2,900.

     On October 20, 1998, Raytheon entered into a stock purchase and sale agreement for the sale of the Company to Moog Inc.

                 UNAUDITED FINANCIAL STATEMENTS

                RAYTHEON AIRCRAFT MONTEK COMPANY

                    FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1998 AND 1997

                   RAYTHEON AIRCRAFT MONTEK COMPANY
                             BALANCE SHEET
                              (Unaudited)
                        (dollars in thousands)


                                                       September 30,
                                                            1998
                                                       _____________


     ASSETS

     CURRENT ASSETS
       Cash                                            $      364
       Accounts receivable, net                             8,222
       Inventories, net                                    20,961
       Prepaid expenses and other current assets               25
       Receivables from affiliates                          1,587
       Notes Receivable                                       131
                                                       __________

          TOTAL CURRENT ASSETS                             31,290

     PROPERTY, PLANT AND EQUIPMENT, net                    25,614

     INTANGIBLE ASSETS, net                                50,312

     LONG-TERM RECEIVABLES                                    729
                                                       __________

         TOTAL ASSETS                                  $  107,945
                                                       ==========

    LIABILITIES AND PARENT COMPANY INVESTMENT

    CURRENT LIABILITIES
      Bank overdraft                                   $      560
      Accounts payable                                      3,640
      Accrued salaries and wages                            1,037
      Accrued expenses                                      6,545
                                                       __________

         TOTAL CURRENT LIABILITIES                         11,782

    LONG-TERM LIABILITIES                                   3,541

    PARENT COMPANY INVESTMENT                              92,622
                                                       __________
                                                       $  107,945
                                                       ==========


    See Notes to Financial Statements.

                   RAYTHEON AIRCRAFT MONTEK COMPANY
                         STATEMENTS OF INCOME
                              (Unaudited)
                        (dollars in thousands)


                                                 Nine Months Ended
                                                   September 30,
                                                 1998        1997
                                                 _______   _______


    Net sales                                    $63,247   $58,462

    Cost of sales                                 45,538    40,265
                                                 _______   _______

         Gross profit                             17,709    18,197

    Research and development                       4,816     3,313
    Selling, general and administrative            6,441     5,526
                                                 _______   _______

    Operating Profit                               6,452     9,358

    Other income                                     (21)      (10)
    Intercompany interest                          1,452     2,922
                                                 _______   _______

    Income before taxes                            5,021     6,446

    Provision for income taxes                     1,908     2,731
                                                 _______   _______

    Net income                                   $ 3,113   $ 3,715
                                                 =======   =======


See Notes to Financial Statements.

                   RAYTHEON AIRCRAFT MONTEK COMPANY
                       STATEMENTS OF CASH FLOWS
                              (Unaudited)
                        (dollars in thousands)

                                                 Nine Months Ended
                                                   September 30,
                                                   1998      1997
                                                 _________ _________
Cash flows from operating activities:

  Net income                                     $  3,113  $  3,715
  Adjustments to reconcile net income to
   net cash provided by operating activities:
  Depreciation and amortization                     2,470     2,853
  Deferred income taxes                             3,123     3,328
  Net provision for long-term contracts             2,606    (1,897)
  Changes in assets and liabilities:
    Accounts receivable                            (2,331)   (3,149)
    Inventory                                      (4,533)    2,870
    Prepaid expenses and other current assets         (21)       14
    Receivables from affiliates                      (574)      347
    Notes receivable                                   50         0
    Deferred receivable                              (619)      712
    Bank overdraft                                   (619)     (185)
    Accounts payable                                1,326     1,286
    Accrued expenses                                1,977    (2,784)
                                                 _________ _________
      Net cash provided by operating activities     5,968     7,110
                                                 _________ _________
Investing Activities:
    Additions to property, plant and equipment     (2,438)     (883)
                                                 _________ _________
      Net cash used in investing activities        (2,438)     (883)
                                                 _________ _________
Financing activities:
    Transfers to parent                            (3,180)   (5,825)
                                                 _________ _________

      Net cash used in financing activities        (3,180)   (5,825)
                                                 _________ _________
Increase in cash                                      350       402

Cash at beginning of period                            14        23
                                                 _________ _________
Cash at end of period                            $    364  $    425
                                                 ========= =========

See Notes to Financial Statements.

                   Raytheon Aircraft Montek Company
                     Notes to Financial Statements
             Nine Months Ended September 30, 1998 and 1997
                              (Unaudited)
                        (dollars in thousands)

1.  Background and Basis of Presentation

    Raytheon Aircraft Montek Company (the "Company"), a wholly-owned subsidiary of Raytheon Company (Raytheon), is an international developer and producer of aircraft control systems in the world's commercial, military, and business aircraft aerospace markets as well as several industrial markets.

    The accompanying unaudited financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of Raytheon Aircraft Montek Company as of September 30, 1998 and the results of operations and its cash flows for the nine months ended September 30, 1998 and 1997 as it operated as a subsidiary of Raytheon. The results of operations for the nine months ended September 30, 1998 and 1997 are not necessarily indicative of the results expected for the full year.

2.  Inventories

    Work-in-process inventories primarily relate to long-term contracts and are stated at actual production cost which includes direct manufacturing and engineering costs and applicable overhead reduced by amounts identified with revenues recognized on units delivered or with progress completed. Such inventories are further reduced by contract loss reserves which are established when a current contract estimate indicates a loss. Raw material inventories are stated at the lower of cost (first-in, first-out) or market.

    Inventories at September 30, 1998 consist of the following:

    Work-in-process          $ 24,914
    Loss contract reserves     (1,550)
    Progress billings          (2,689)
    Raw materials                 286
                             ________
    Total inventories        $ 20,961
                             ________

3.  Subsequent Event

    The sale of all of the outstanding stock of Raytheon Aircraft
    Montek Company to Moog Inc. for approximately $160,000 was completed on November 30, 1998.

4.  Non-cash Activities

    Effective January 1, 1998, the Company transferred the related net assets including an allocation of goodwill of the Navigation Landing Systems product line to another Raytheon entity. The total assets and parent company investment transferred were both approximately $11,000.

                               Moog Inc.
           Pro Forma Condensed Combined Financial Statements
                        (dollars in thousands)


Introduction

On November 30, 1998, Moog Inc. (the Company) completed the acquisition from Raytheon Aircraft Company of all the outstanding common stock of Raytheon Aircraft Montek Company (Montek) for approximately $160,000 in cash. Montek, located in Salt Lake City, Utah, is a supplier of flight controls to the Boeing Commercial Airplane Group and to manufacturers of regional aircraft and business jets including the Raytheon Aircraft Company. Montek also produces steering controls for tactical missiles and servovalves for both industrial and aerospace applications. In connection with the acquisition of Montek, the Company refinanced its U.S. credit facilities. Effective November 30, 1998, the Company entered into a $340,000 Corporate Revolving and Term Loan Agreement (Credit Facility) with a banking group. The Credit Facility provides for $265,000 in a revolving facility and a $75,000 term loan with interest starting at LIBOR plus 200 basis points, with the spread adjusted based on leverage. The Credit Facility is for a five year period with quarterly principal payments on the term loan of $3,750 commencing in March 1999. The Credit Facility is secured by substantially all of the Company's U.S. assets. The loan agreement includes customary covenants for a transaction of this nature, including maintaining various financial ratios.

On October 30, 1998, the Company acquired a 75% shareholding of Hydrolux SARL, a Luxembourg designer and manufacturer of hydraulic power control systems for industrial machinery from Paul Wurth SARL. As part of the transaction, the Company increased its ownership to 75% of Moog-Hydrolux Hydraulic Systems, Inc. (Moog-Hydrolux), a joint venture the Company formed in fiscal 1996 with Hydrolux SARL, to serve the North American market. The Company previously owned 50% of Moog-Hydrolux. Paul Wurth SARL owns the remaining 25% minority interest in Hydrolux SARL and Moog-Hydrolux. The purchase price was $8,200 in cash, plus the assumption of $6,400 of debt. On December 3, 1998, the Company acquired a 66-2/3% shareholding in Microset Srl, an Italian designer and manufacturer of electronic controls for industrial machinery for $3,500 in cash. Hydrolux SARL, Moog-Hydrolux and Microset Srl are referred to as the Industrial Businesses. The Industrial Businesses are not considered significant either individually or in the aggregate. The acquisitions of the Industrial Businesses were not related to the acquisition of Montek.

The following unaudited pro forma condensed combined financial statements give effect to the acquisitions of Montek and the Industrial Businesses by the Company assuming the transactions took place as of September 28, 1997 for the condensed combined statements of earnings and as of September 26, 1998 for the condensed combined
balance sheet.   The pro forma adjustments are described in the
accompanying notes to the pro forma condensed combined financial statements and should be read in conjunction with such pro forma condensed combined financial statements. Such pro forma condensed combined financial statements should be read in conjunction with the

Company's consolidated financial statements and notes set forth in the Report on Form 10-K for the year ended September 26, 1998. The pro forma condensed combined financial statements have been prepared based on preliminary purchase price allocations for each acquisition, which are subject to finalization. The pro forma condensed combined financial statements are not necessarily indicative of the actual results that would have occurred had the transactions been consummated on September 28, 1997 or September 26, 1998 or of the future results of operations which will be obtained by the Company as a result of the acquisitions.

                                                             Moog Inc.
                                  Pro Forma Condensed Combined Statements of Earnings (Unaudited)
                                                   Year Ended September 26, 1998
                                           (dollars in thousands except per share data)

                                                                                                  Industrial
                                                     Montek                                       Businesses
                                                     Pro Forma        Pro Forma     Industrial    Pro Forma          Pro Forma
                        Moog Inc.      Montek        Adjustments      Combined      Businesses    Adjustments        Combined
                        _________      ______        ___________      _________     __________    ___________        _________
NET SALES               $  536,612     $   85,232    $   (304) (1)    $  621,540    $   33,356    $   (4,000) (1)    $   650,896
OTHER INCOME                 1,447             25                          1,472             0                             1,472
                        __________     __________    _________        __________    __________     __________        ___________
                           538,059         85,257        (304)           623,012        33,356        (4,000)            652,368
                        __________     __________    _________        __________    __________     __________        ___________

COST AND EXPENSES
  Cost of sales            374,000         58,522       4,408  (2)       433,969        24,907        (4,000) (1)        455,007
                                                       (1,432) (3)                                       131  (2)
                                                         (470) (4)
                                                         (309) (1)
                                                         (750) (5)
  Research and development  27,487          6,906        (150) (1)        31,171         1,116          (400) (3)         31,887
                                                       (3,072) (6)
  Selling, general and
   administrative           85,374          8,707         151  (7)        92,338         6,387                            98,725
                                                         (944) (8)
                                                         (700) (9)
                                                         (250) (5)
  Interest                  20,148          2,400      (2,400) (10)       33,529           665           949  (4)         35,143
                                                       13,381  (11)
  Other Expenses             1,177                                         1,177           (70)         (203) (5)            904
                        __________     __________    _________        __________    __________     __________        ___________
                           508,186         76,535       7,463            592,184        33,005        (3,523)            621,666
                         __________     __________    _________        __________    __________     __________        ___________

EARNINGS BEFORE INCOME
 TAXES & EXTRAORDINARY
 ITEM                       29,873          8,722      (7,767)            30,828          351           (477)             30,702


INCOME TAXES                10,605          3,314      (2,952) (12)       10,967          316           (325) (6)         10,958
                         __________     __________    _________        __________    __________     __________        ___________

EARNINGS BEFORE
EXTRAORDINARY
ITEM                     $   19,268     $    5,408    $ (4,815)        $  19,861    $      35      $    (152)        $    19,744
                         ==========     ==========    =========        ==========    =========      ==========        ===========

EARNINGS PER SHARE BEFORE
EXTRAORDINARY ITEM
  Basic                  $     2.33                                    $     2.40                                     $      2.38
  Fully Diluted          $     2.26                                    $     2.33                                     $      2.32


See Notes to Pro Forma Condensed Combined Financial Statements.





                                                             Moog Inc.
                                            Pro Forma Condensed Combined Balance Sheet
                                                        September 26, 1998
                                                      (dollars in thousands)

                                                                                                     Industrial
                                                        Montek                                       Businesses
                                                        Pro Forma        Pro Forma     Industrial    Pro Forma        Pro Forma
                            Moog Inc.       Montek      Adjustments      Combined      Businesses    Adjustments      Combined
                            _________      ______       ___________      _________     __________    ___________      _________
CURRENT ASSETS
  Cash and cash
   equivalents              $    11,625    $      364    $                $   11,989    $    1,117    $                $   13,106
  Receivables, net              182,228         9,940        9,000 (13)      201,168        10,643        (4,754) (7)     207,057
  Inventories                   121,784        22,511       (9,000)(13)      135,295        13,612        (1,000) (8)     147,907
  Deferred income taxes          22,289                      8,000 (14)       30,289                                       30,289
  Prepaid expenses and
   other current assets           9,151            25                          9,176           104                          9,280
                             __________    __________    _________        __________    __________    ___________      __________

  TOTAL CURRENT ASSETS          347,077        32,840        8,000           387,917        25,476        (5,754)         407,639

PROPERTY, PLANT AND
 EQUIPMENT, NET                 139,444        25,614       11,745  (15)     176,803         3,664                        180,467

INTANGIBLES                      60,025        50,312      (50,312) (15)     188,955                       3,941  (9)     192,896
                                                               900  (15)
                                                           128,030  (16)
OTHER ASSETS                     12,779           729        3,643  (17)      17,151         3,919          (333) (10)     20,737
                             __________    __________    _________        __________    __________    ___________      __________

TOTAL ASSETS                 $  559,325    $  109,495    $ 102,006        $  770,826    $   33,059    $   (2,146)      $  801,739
                             ==========    ==========    =========        ==========    ==========    ===========      ==========


See Notes to Pro Forma Condensed Combined Financial Statements.



                                                             Moog Inc.
                                      Pro Forma Condensed Combined Balance Sheet (Unaudited)
                                                        September 26, 1998
                                                      (dollars in thousands)

                                                                                                  Industrial
                                                     Montek                                       Businesses
                                                     Pro Forma        Pro Forma     Industrial    Pro Forma          Pro Forma
                        Moog Inc.      Montek        Adjustments      Combined      Businesses    Adjustments        Combined
                        _________      ______        ___________      _________     __________    ___________        _________
LIABILITIES AND
 SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes Payable         $      410     $      -      $                $      410    $    5,756    $                 $      6,166
  Current installments
   of long-term debt         5,505            -         15,000 (17)       20,505           578                            21,083
  Accounts payable          25,648        4,200                           29,848         7,547        (4,754) (7)         32,641
  Accrued salaries, wages
   and commissions          36,338        1,037          1,400 (15)       38,775           170                            38,945
  Contract loss reserves    10,448        1,550         17,950 (15)       29,948                                          29,948
  Accrued interest           8,050                                         8,050             3                             8,053
  Accrued income taxes       6,838                                         6,838                                           6,838
  Other accrued
   liabilities              17,746        6,545          3,635 (15)       27,926           817           167 (8)          28,910
  Customer advances          9,904            -                            9,904                                           9,904
                        __________     ________       ________       ___________    __________     _________        ____________

    TOTAL CURRENT
      LIABILITIES          120,887       13,332         37,985           172,204        14,871        (4,587)            182,488

LONG-TERM DEBT,
 excluding current
 installments
  Senior debt               79,699                     148,643 (17)      228,342         4,362        12,790 (11)        245,494
  Senior subordinated
   notes                   120,000                                       120,000                                         120,000

OTHER LONG-TERM
 LIABILITIES                47,731        3,541          8,000 (14)       59,272                       3,477 (12)         62,749
                        __________     ________       ________       ___________    __________     _________        ____________

    TOTAL LIABILITIES      368,317       16,873        194,628           579,818        19,233        11,680             610,731
                        __________     ________       ________       ___________    __________     _________        ____________

SHAREHOLDERS' EQUITY       191,008       92,622        (92,622) (15)     191,008        13,826       (13,826) (8)        191,008
                        __________     ________       ________       ___________    __________     _________        ____________
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY   $  559,325     $109,495       $102,006       $   770,826    $   33,059     $  (2,146)       $    801,739
                        ==========     ========       ========       ===========    ==========     =========        ============


See Notes to Pro Forma Condensed Combined Financial Statements.





                                 Moog Inc.
  Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
                          (dollars in thousands)

Montek Pro Forma Adjustments

The following pro forma adjustments have been made to reflect the acquisition of Montek as of September 28, 1997 for the Pro Forma Condensed Combined Statement of Earnings and as of September 26, 1998 for the Pro Forma Condensed Combined Balance Sheet.

    (1) To eliminate the results of a product line Of Montek that was not acquired as part of the transaction.

    (2) To reflect the increase in depreciation and amortization expense due to (a) the amortization of goodwill on a straight-line basis over 40 years, (b) the amortization of other intangibles and (c) the increase in depreciation resulting from step-up of property, plant and equipment.

    (3) To remove goodwill expense related to a previous acquisition of Montek.

    (4)  To adjust expenses related to employee benefit plans.

    (5) To record ongoing cost savings associated with initial work force reductions at Montek that occurred shortly after the acquisition.

    (6) To remove expenses related to a development contract that was entered into with Raytheon Company concurrent with the signing of the stock purchase agreement which would have been charged against a contract loss reserve established in the purchase price allocation.

    (7) To remove amortization of existing debt issuance costs and record amortization of debt issuance costs associated with the Credit Facility and acquisition costs.

    (8) To remove expense for retention bonuses that would have been accrued by Montek prior to the acquisition.

    (9) Represents a reduction to the amount allocated to Montek by Raytheon Company for corporate administrative expenses.

    (10) Represents the reversal of interest expense recorded by Montek related to intercompany indebtedness due to Raytheon Company which was not assumed by the Company.

    (11) To record (a) additional interest expense on existing indebtedness at the Credit Facility's interest rate of LIBOR plus 200 basis points, (b) interest expense on acquisition indebtedness of $160,000, debt issuance costs of $3,143 and acquisition costs of $500, and (c) incremental fees related to the unused portion of the U.S. revolving credit facility. The interest rate assumed was

         7.66%, which is the average rate that would have been in effect during the period. A change of 1/8 percent in the interest rate would result in a change in interest expense and earnings before extraordinary item of $313 and $194 before and after taxes, respectively.

    (12) Represents the tax effects of the above adjustments at the marginal tax rate.

    (13) Represents the reclassification necessary to conform Montek's units of delivery accounting for long-term contracts to the cost-to-cost percentage of completion method of accounting followed by the Company. The Company does not believe the impact of this change on earnings would be material.

    (14) To set-up a deferred tax asset and liability associated with the initial difference in value of Montek's net assets between its financial reporting and tax basis.

    (15) To reflect preliminary adjustments to fair market value. (see note
         16).

    (16) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (i.e., goodwill) based on a preliminary purchase price allocation, which is subject to finalization, as follows:

         Purchase price                                         $160,000

         Allocated to:
         Historical value of Montek's net assets      $42,310
         Adjustments to fair value:
                     Property, plant and equipment     11,745
                     Other intangibles                    900
                     Employee benefit costs            (1,400)
                     Contract loss reserves           (17,950)
                     Severance and other liabilities   (3,635)

         Total allocation                                        31,970
                                                               ________

         Goodwill                                              $128,030
                                                               ========

          Contract loss reserves relate primarily to a development contract that was entered into with Raytheon Company concurrent with the signing of the stock purchase agreement.

          Severance costs are associated with expected involuntarily terminated employees at Montek.

     (17) To record indebtedness incurred to finance the Montek acquisition ($160,000), acquisition costs ($500) and deferred debt issuance costs ($3,143).

                                 Moog Inc.
  Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
                          (dollars in thousands)


Industrial Businesses Pro Forma Adjustments

The following pro forma adjustments have been made to reflect the acquisitions of the Industrial Businesses as of September 28, 1997 for the Pro Forma Condensed Combined Statement of Earnings and as of September 26, 1998 for the Pro Forma Condensed Combined Balance Sheet.

     (1) To eliminate intercompany sales between the Company and the Industrial Businesses.

     (2) To reflect the amortization of goodwill on a straight-line basis over 30 years.

     (3) To record ongoing cost savings associated with the Company's existing research and development activities related to certain electronic controls which were curtailed shortly after the acquisitions of the Industrial Businesses.

     (4) To record additional interest expense on acquisition indebtedness. The interest rate assumed was 7.66% which is the average rate that would have been in effect during the period. A change of 1/8 percent in the interest rate would not be material.

     (5) To record the minority shareholders' interest in the Industrial Businesses.

     (6) Represents the tax effects of the above adjustments at the marginal tax rate.

     (7) To eliminate intercompany accounts between the Company and the Industrial Businesses.

     (8)  To reflect preliminary adjustments to fair market value.

     (9) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (i.e., goodwill) based on a preliminary purchase price allocation, which is subject to finalization.

     (10) To remove the Company's 50% investment in Moog-Hydrolux that was previously accounted for on the equity method prior to the acquisition.

     (11) To record indebtedness incurred to finance the acquisitions of the Industrial Businesses.

     (12) To record the minority shareholders' interest in the Industrial Businesses.

                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                                   MOOG INC.


                                   MOOG INC.
                                   __________________________________
                                   (Registrant)


Date:  February 10, 1999           By:/s/Robert R. Banta
                                         Robert R. Banta
                                         Executive Vice President

                                                            Exhibit 23


                    CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Moog Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 33-62968, 33-36721, 33-33958 and 33-57131) on Form S-8 of Moog Inc.
of our report dated November 6, 1998 on our audits of the balance sheets and related statements of income, parent company investment and cash flows of Raytheon Aircraft Montek Company as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, which report is included in this Current Report on Form 8-K/A of Moog Inc.

                                        PricewaterhouseCoopers LLP

Boston, Massachusetts
February 8, 1999